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                                                                     EXHIBIT 5.1

                               OPINION OF COUNSEL

                                 January 9, 2001


HearMe
685 Clyde Avenue
Mountain View, CA 94043

         REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-36466)

Ladies and Gentlemen:


         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about May 5, 2000 and have examined Amendment No. 1 thereto which will be filed on or about January 9, 2001 (as amended, the "Registration Statement") in connection with the registration under the Securities Act of 1933 of shares of your common stock (the "Shares"), to be sold by certain stockholders listed in the Registration Statement (the "Selling Stockholders"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.


         It is our opinion that the Shares, when sold by the selling stockholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                          Sincerely,

                                          VENTURE LAW GROUP
                                          A Professional Corporation


                                          /s/ VENTURE LAW GROUP